Exhibit (h)(6)

FINANCIAL STATEMENT TYPESETTING SERVICES AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Financial Statement Typesetting Services Amendment (the “Amendment”) is made as of January 29, 2010 by and between GUIDESTONE FUNDS (the “Trust”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (“PNC”).

BACKGROUND:

A.	The Trust and PNC are parties to an Administration and Accounting Services Agreement dated as of August 27, 2001 (the “Agreement”), as amended to date. This Amendment is an amendment to the Agreement.

B.	The Trust desires that PNC provide the financial statement typesetting services described in this Amendment.

C.	The Trust and PNC desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	PNC has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to PNC the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively, “Financial Reports”) for its clients. Notwithstanding anything to the contrary herein, PNC shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between PNC and the Print Vendor for the provision of such services is then-currently in effect. PNC will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.	PNC shall provide the following services to the Trust:

2.1

PNC will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial

Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which PNC will enter); (vi) process, convert and load security and general ledger data; and (vii) include in the Financial Reports, as applicable, shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Trust management listing, service providers listing and Trust spectrums, all as provided from external parties to PNC.

2.2	PNC will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR HTML files. An EDGAR HTML filing will be limited to one EDGAR HTML filing per Financial Report. Unless mutually agreed in writing to the contrary between PNC and the Trust, PNC will continue to use the same layout, for production data, for every successive reporting period.

2.3	PNC will use the Print Vendor’s system to generate Financial Reports, which shall include, as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of expenses for each series of the Trust; (vii) schedules of investments; (viii) statements of changes in net assets; (ix) statements of assets and liabilities; (x) statements of operations; (xi) statements of cash flows; (xii) financial highlights; (xiii) notes to financial statements; (xiv) report of independent registered public accounting firm; (xv) tax information; and (xvi) additional information of the Trust as mutually agreed in writing between PNC and the Trust.

3.	In accordance with a mutually agreed upon production schedule, the Trust shall timely review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Trust shall timely provide final sign-off. Absent timely final sign-off by the Trust, PNC shall not have responsibility to timely produce the affected Financial Report.

4.	Notwithstanding any provision of this Amendment, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between PNC and the Trust or any other person.

5.

Notwithstanding anything to the contrary in the Agreement and without limiting any rights or protections otherwise provided to PNC pursuant to the Agreement, the Trust hereby agrees to indemnify, defend and hold harmless PNC and its sub-contractors from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) that arise directly or indirectly out of errors or defects in the Financial Reports (collectively, “Losses”) except that the Trust need not indemnify, defend or hold harmless PNC or its sub-contractors for Losses pursuant to this Section 5 to the extent such Losses are caused by PNC’s own intentional misconduct, bad faith or negligence in the performance of PNC’s obligations set forth in this Amendment.

6.	As compensation for the services rendered by PNC pursuant to this Amendment, the Trust will pay to PNC such fees as may be agreed to in writing by the Trust and PNC. In turn, PNC will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, PNC anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and PNC will retain the difference between the amount paid to PNC hereunder and the fees PNC pays to the Print Vendor.

The Trust hereby represents and warrants to PNC that (i) the terms of this Amendment; (ii) the fees and expenses associated with this Amendment; and (iii) any benefits accruing to PNC and/or any affiliate of the Trust relating to this Amendment have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GUIDESTONE FUNDS

By:
Name:
Title:

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:
Title:

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